Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-140630 on Form S-8 of our report dated September 27, 2007, relating to the consolidated financial statements of ShoreTel, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment and the restatement discussed in Note 2), appearing in this Annual Report on Form 10-K of ShoreTel, Inc. for the year ended June 30, 2007.
/s/ Deloitte & Touche LLP
San Jose, California
September 27, 2007